                                                                    Exhibit 12.1

RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                                                               JUNE 30,
                                          1991         1992           1993           1994          1995          1995         1996
                                         ------       -------        -------        ------       -------        ------       ------
Net income                                8,641        11,437         15,623        22,166        23,169        13,251        5,105
Add:
   Income taxes                             105           108            215           636         1,542           969        2,729
   Minority portion of losses                 0           (95)          (136)            0          (594)            0          (30)
   Equity in losses of companies              0             0            102           449           869           115           71
                                         ------       -------        -------        ------       -------        ------       ------
Adjusted net income                       8,746        11,450         15,804        23,251        24,986        14,335        7,875

Add fixed charges
   Interest on debt
   (excluding capitalized int.)           2,553             0             97            62           298            96           86
                                         ------       -------        -------        ------       -------        ------       ------
Net earnings available for fixed         11,299        11,450         15,901        23,313        25,284        14,431        7,961
charges

Fixed charges
   Interest on debt                       2,553             0             97            62           298            96           86
                                         ------       -------        -------        ------       -------        ------       ------
Total fixed charges                       2,553             0             97            62           298            96           86
                                         ------       -------        -------        ------       -------        ------       ------
Ratio of earnings to fixed charges         4.43            NA         163.93        376.02         84.85        150.32        92.57
                                         ======       =======        =======        ======       =======        ======       ======
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